Federal Signal Q4 2024 Earnings Call February 26, 2025 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Felix Boeschen, VP, Corporate Strategy & Investor Relations

Safe Harbor This presentation contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward- looking statements regardless of new developments or otherwise. Statements in this presentation that are not historical are forward-looking statements. Forward-looking statements should not be relied upon as a predictor of actual results. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic and political uncertainty, risks and adverse economic effects associated with geopolitical conflicts, legal and regulatory developments, foreign currency exchange rate changes, inflationary pressures, product and price competition, supply chain disruptions, availability and pricing of raw materials, interest rate changes, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, work stoppages, increases in pension funding requirements, cybersecurity risks, increased legal expenses and litigation results, and other risks and uncertainties described in filings with the Securities and Exchange Commission (SEC). This presentation also contains references to certain non-GAAP financial information. Such items are reconciled herein, in our earnings news release provided as of the date of this presentation or in other investor materials filed with the SEC. 2

Full-Year Financial Highlights ** 3 * Non-GAAP financial measure. See appendix for additional information on non- GAAP measures, including reconciliation to GAAP measures ** Comparisons versus full year 2023 • Record net sales of $1.86 B, up $139 M, or 8% • Operating income of $281.4 M, up $56.9 M, or 25% • Adjusted EBITDA* of $350.6 M, up $64.6 M, or 23% • Adjusted EBITDA margin* of 18.8%, vs. 16.6% • GAAP Diluted EPS of $3.50, up $0.94, or 37% • Record adjusted EPS* of $3.34, up $0.76, or 29% • Orders of $1.85 B, compared to $1.87 B • Backlog of $1.00 B, compared to $1.03 B

Q4 Highlights ** 4 • Net sales of $472 M, up $24 M, or 5% • Operating income of $70.1 M, up $7.0 M, or 11% • Adjusted EBITDA* of $89.3 M, up $11.8 M, or 15% • Adjusted EBITDA margin* of 18.9%, vs. 17.3% • GAAP Diluted EPS of $0.81, up $0.06, or 8% • Adjusted EPS* of $0.87, up $0.13, or 18% • Orders of $446 M, compared to $465 M * Non-GAAP financial measure. See appendix for additional information on non- GAAP measures, including reconciliation to GAAP measures ** Comparisons versus Q4 of 2023

5 Group and Corporate Results $ millions, except % Q4 2024 Q4 2023 % Change Orders 365.0$ 398.8$ -8% Net sales 396.1 373.1 6% Operating income 65.1 58.2 12% Operating margin 16.4% 15.6% Adjusted EBITDA* 82.9 73.3 13% Adjusted EBITDA margin* 20.9% 19.6% Orders 81.2 66.2 23% Net sales 75.9 75.3 1% Operating income 15.5 14.9 4% Operating margin 20.4% 19.8% Adjusted EBITDA* 16.4 16.0 3% Adjusted EBITDA margin* 21.6% 21.2% Corporate expenses 10.5 10.0 5% Consolidated Orders 446.2 465.0 -4% Net sales 472.0 448.4 5% Operating income 70.1 63.1 11% Operating margin 14.9% 14.1% Adjusted EBITDA* 89.3 77.5 15% Adjusted EBITDA margin* 18.9% 17.3% Environmental Solutions Group Safety and Security Systems Group * Non-GAAP financial measure. See appendix for additional information on non- GAAP measures, including reconciliation to GAAP measures

Statement of Operations 6 $ millions, except % and per share Q4 2024 Q4 2023 $ Change % Change Net sales 472.0$ 448.4$ 23.6$ 5% Cost of sales 339.4 329.0 10.4 3% Gross profit 132.6 119.4 13.2 11% SEG&A expenses 58.4 54.1 4.3 8% Amortization expense 3.8 3.8 - 0% Acquisition and integration-related expenses (benefits), net 0.3 (1.6) 1.9 NM Operating income 70.1 63.1 7.0 11% Interest expense, net 3.1 4.3 (1.2) -28% Pension settlement charges 3.8 - 3.8 NM Other expense, net 0.3 0.3 - 0% Income tax expense 12.9 12.1 0.8 7% Net income 50.0$ 46.4$ 3.6$ 8% Diluted EPS 0.81$ 0.75$ 0.06$ 8% Diluted adjusted EPS* 0.87$ 0.74$ 0.13$ 18% Gross Margin 28.1% 26.6% SEG&A expenses as a % of net sales 12.4% 12.1% Effective tax rate 20.5% 20.7% * Non-GAAP financial measure. See appendix for additional information on non- GAAP measures, including reconciliation to GAAP measures

Adjusted Earnings per Share *

($ in millions, except per share data)	Three Months Ended December 31, 2024	2023	Twelve Months Ended December 31, 2024	2023
Net income	$ 50.0	$ 46.4	$ 216.3	$ 157.4
Add:				
Income tax expense	12.9	12.1	47.6	45.6
Income before income taxes	62.9	58.5	263.9	203.0
Add (less):				
Acquisition and integration-related expenses (benefits), net	0.5	(1.6)	2.8	0.4
Pension-related charges (1)	3.8	-	3.8	-
Environmental remediation costs of a discontinued operation (2)	-	-	-	0.8
Purchase accounting effects (3)	1.3	0.7	1.3	0.7
Adjusted income before income taxes	68.5	57.6	271.8	204.9
Adjusted income tax expense (4) (5)	(14.7)	(11.9)	(65.5)	(46.1)
Adjusted net income	**$ 53.8**	**$ 45.7**	**$ 206.3**	**$ 158.8**
Diluted EPS	$ 0.81	$ 0.75	$ 3.50	$ 2.56
Adjusted diluted EPS	**$ 0.87**	**$ 0.74**	**$ 3.34**	**$ 2.58**

(1) Pension-related charges in the three and twelve months ended December 31, 2024 include $3.8 million of pension settlement charges incurred in connection with a limited-time voluntary lump-sum pension offering.

(2) Environmental remediation costs of a discontinued operation in the twelve months ended December 31, 2023 relate to estimated environmental clean up costs at a facility associated with a business that was discontinued in 2009. Such charges are included as a component of Other expense, net on the Consolidated Statements of Operations.

(3) Purchase accounting effects in the three and twelve months ended December 31, 2024 and 2023 relate to adjustments to exclude the step-up in the valuation of inventory acquired in connection with acquisitions that was sold subsequent to the acquisition date and the depreciation of the step-up in the valuation of rental equipment acquired in the Standard Equipment Company transaction, where applicable. Such costs are included as a component of Cost of sales on the Consolidated Statements of Operations.

(4) Adjusted income tax expense for the three and twelve months ended December 31, 2024 was recomputed after excluding the tax effects of acquisition and integration-related expenses (benefits), net, pension-related charges, and purchase accounting effects, where applicable. Adjusted income tax expense for the three and twelve months ended December 31, 2024 also excludes discrete tax benefits of $0.3 million and $15.9 million, respectively, that were recognized in connection with the amendment of certain federal and state tax returns to claim a worthless stock deduction.

(5) Adjusted income tax expense for the three and twelve months ended December 31, 2023 was recomputed after excluding the impact of acquisition and integration-related expenses (benefits), net, environmental remediation costs of a discontinued operation, and purchase accounting effects, where applicable.

FEDERAL SIGNAL

** Non-GAAP financial measure. See appendix for additional information on non-GAAP measures.*

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8 Financial Strength and Flexibility * * Dollar amounts as of, or for the quarter ending 12/31/2024, unless otherwise noted ** Net debt is a non-GAAP measure and is computed as total debt of $223.8 M, less total cash and cash equivalents of $91.1 M *** Cash conversion is a non-GAAP measure. See appendix for additional information, including reconciliation to GAAP measures. • Cash and cash equivalents of $91.1 M • Net debt of ~$133 M ** • In October 2022, executed a five-year, $800 M revolving credit facility, with opportunity to increase further by the greater of (i) $400 M or (ii) 100% of TTM consolidated EBITDA, subject to lenders approval • ~$574 M of availability under revolving credit facility • Net debt leverage remains low • Compliant with all covenants with significant headroom Strong capital structure • Generated ~$91 M of cash from operations in Q4 2024 • Full-year operating cash flow of ~$231 M, up ~$37 M, or 19%, vs. prior year • Full-year cash conversion of ~107%*** • Capital expenditures of ~$41 M in 2024, including investments in our plants to add capacity and gain efficiencies through automation • Completed Standard Equipment acquisition in October 2024 for initial payment of ~$40 M • Completed acquisition of HOG Technologies in February 2025 for initial purchase price of ~$78 M (Q1 2025 event) • Paid $7.3 M for dividends in Q4, reflecting a dividend of $0.12 per share; recently declared increased dividend of $0.14 per share for Q1 2025 • During Q4, paid $2.2 M to repurchase ~26k shares (average price of $83.06); ~$47 M remaining under authorized repurchase program (~1% of market cap) Healthy cash flow and access to cash facilitate organic growth investment, M&A and cash returns to stockholders

CEO Remarks – Q4 Performance 9 * Non-GAAP financial measure. See appendix for additional information on non-GAAP measures, including reconciliation to GAAP measures • Outstanding execution by both groups contributed to a record- setting Q4 across consolidated net sales, adjusted EPS* and adjusted EBITDA margin* • Environmental Solutions Group highlights:  YoY net sales growth of 6%; 13% increase in adjusted EBITDA*  130-basis point YoY increase in adjusted EBITDA margin*  Unit production at two largest manufacturing facilities +5% combined YoY  Aftermarket revenues +2% YoY, driven by strong demand for parts and higher rental income  Net sales of road-marking and line-removal equipment up 34% YoY  Net sales of dump truck bodies up 29% YoY • Safety and Security Systems Group highlights:  YoY net sales growth of 1% YoY, driven by increases in net sales of public safety equipment; 3% increase in adjusted EBITDA*  40-basis point YoY increase in adjusted EBITDA margin* • Full-year net cash provided by operations improved by 19% YoY  Cash conversion* in 2024 of 107%

CEO Remarks – Market Conditions

- End-market demand for our products and aftermarket offerings remains healthy, as evidenced by orders of $446 M in Q4 *(second highest Q4 orders in Company history, down 4% YoY)*
  - ~$8 M combined YoY headwind from lower chassis pass-through orders and effects of Standard acquisition
- Current backlogs for street sweepers and sewer cleaners stretch into 2H26 and 1H26, respectively
- Excluding long-lead time products (sewer cleaners and street sweepers), Q4 orders +13% YoY, with notable demand for dump truck bodies, road-marking and line-removal products, public safety equipment, and our aftermarket offerings
- Q4 backlog at ~$1.0 B provides excellent visibility for 2025


Net Sales by Category (FY 2024)[1]
Industrial Signaling 4%
Warning Systems 2%
Aftermarket 22%
Public Safety 10%
SSG
ESG
Other Specialty Equipment[2] 24%
Vacuum Trucks 21%
Dump Truck Bodies & Trailers 17%


Perimeter Coverage
25 foot

Pathfinder® Perimeter Breach Warning System



Guzzler Microtrenching Vacuum Truck

FEDERAL SIGNAL

1) *Source: Management estimates*
2) *Other Specialty Equipment includes street sweepers, road marking, metal extraction support, waterblasting equipment, multi-purpose maintenance vehicles, and other*

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CEO Remarks – Acquisition of Hog Technologies 11 Overview: • Closed acquisition of Hog Technologies on February 12, 2025 for initial purchase price of ~$78 M, plus additional $14.5 M for Hog’s primary manufacturing facility • Earn-out opportunity of up to $15 M based on achievement of 2025 financial targets • Acquisition was funded through existing cash on hand and borrowings under the Company’s revolving credit facility • Hog is a U.S. based manufacturer of road-marking, line removal and waterblasting equipment; established as a leading innovator in the road-marking industry Strategic Rationale: • Provides extension of FSS road-marking and waterblasting businesses with a highly complementary product portfolio that increases our reach into historically underpenetrated market segments such as airports and international customers (~40% of equipment sales in 2024) • The road marking space represents an attractive non-cyclical end-market; expansion of best-in class specialty vehicle platform • Significant synergy opportunities across new product development optimization (MRL, Hog, Blasters), channel alignment, cross-selling and procurement • High aftermarket mix (~35% of sales) with further potential to scale • Experienced management team with product expertise and proven track record Financial Details: • 2024 net sales of ~$65 M; expect Hog to contribute ~$50 M-$55 M in 2025 (partial year) • Hog’s current EBITDA margins are slightly below ESG’s target range (17-22%); we expect Hog to operate within the range in 2026 as synergies take hold • Expect Hog to be accretive to both operating cash flow and adjusted EPS* in 2025, inclusive of preliminary estimate of intangible asset amortization expense Stripe Hog Product; frequently sold to airports Rumble Hog Product Hog’s primary manufacturing facility in Stuart, FL * Non-GAAP financial measure. See appendix for additional information on non-GAAP measures, including reconciliation to GAAP measures

CEO Remarks – Internal Initiatives

Multi-Year Diversification Strategy

- Multi-year diversification strategy has resulted in diverse customer base with various funding mechanisms across industrial and public end-markets
  - Water taxes = single largest funding mechanism at <15% of sales
- ~$10 M of direct sales to U.S. federal government

Driving Benefits Through the Power of our Specialty Vehicle Platform:

- Continuously finding new ways to harness the power of our growing specialty vehicle platform across several aspects
- See incremental opportunities to:
  - Align sales channels; optimize go-to-market strategies
  - Expand the roll-out of codified FS Operational System
  - Drive increased aftermarket penetration
  - Re-accelerate new product development launches
  - Integrate recent acquisitions across procurement, supply chain, and go-to-market strategies
- Expect EBITDA margin improvement YoY in 2025

Continued Execution on M&A Growth Strategy:

- Completed two acquisitions in last 6 months (Hog Technologies and Standard Equipment); 13 acquisitions completed since 2016
- Surgically evaluating incremental M&A opportunities across ESG and SSG

Monitoring Potential for Tariffs

- Supply chain is US-centric following insourcing efforts in past years
- ~$30 M of direct purchases sourced from Mexico, Canada and China (represents <2% of cost of sales)
- Evaluating several mitigation strategies internally including alternative domestic sourcing strategies



Unlocking Growth Opportunities
Operational Excellence
Best-In Class Customer Service
Specialty Vehicle Platform
New Product Development
Procurement
Data & Market Intelligence
FS Operational System
Sales Channel Alignment
Supply Chain Optimization
Dealer Development
Aftermarket Support



Ground Force Enclosed Fuel/Lube Truck

FEDERAL SIGNAL

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2025 Financial Outlook 13 Issuing 2025 Guidance • Full-Year Adjusted EPS1 Outlook of $3.60 to $3.90 • At the midpoint, would represent another year of double- digit growth, and the highest EPS level in our history • Full-year net sales of $2.02 B to $2.10 B • Would represent YoY growth of 9% - 13% • Double-digit improvement in pre-tax earnings • Capital expenditures of $40 M to $50 M Assumptions • Expect Q1’25 Adjusted EPS1 to represent between 19%-20% of our full-year earnings • Interest expense of ~$13 M - $14 M, without additional M&A • Other expense up ~$1.5 M YoY, due to higher non-operating pension costs • Effective tax rate of ~26%, excluding discrete items • ~62 M weighted average shares outstanding • Depreciation and amortization expense of ~$74 M - $77 M • Outlook includes contribution from Hog Technologies • No significant increase in current input costs • No significant impact from potential tariffs 1. Adjusted earnings per share (“EPS”) is a non-GAAP measure, which includes certain adjustments to reported GAAP net income and diluted EPS. In the three and twelve months ended December 31, 2024 and 2023, we made adjustments to exclude the impact of acquisition and integration-related expenses (benefits), net, purchase accounting effects, pension settlement charges, and certain special income tax items, where applicable. In prior years, we have also made adjustments to exclude the impact of environmental remediation costs of a discontinued operation and certain other unusual or non-recurring items. Should any similar items occur in 2025, we would expect to exclude them from the determination of adjusted EPS. However, because of the underlying uncertainty in quantifying amounts which may not yet be known, a reconciliation of our Adjusted EPS outlook to the most applicable GAAP measure is excluded based on the unreasonable efforts exception in Item 10(e)(1)(i)(B).

Federal Signal Q4 2024 Earnings Call 14 Q&A February 26, 2025 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Felix Boeschen, VP, Corporate Strategy & Investor Relations

Investor Information Stock Ticker - NYSE:FSS Company website: federalsignal.com/investors HEADQUARTERS 1333 Butterfield Road, Suite 500 Downers Grove, IL 60515 INVESTOR RELATIONS CONTACTS 630-954-2000 Felix Boeschen VP, Corporate Strategy and Investor Relations fboeschen@federalsignal.com 15

Federal Signal Q4 2024 Earnings Call 16 Appendix

Non-GAAP Measures 17 • Adjusted net income and earnings per share (“EPS”) - The Company believes that modifying its 2024 and 2023 net income and diluted EPS provides additional measures which are representative of the Company’s underlying performance and improves the comparability of results between reporting periods. During the three and twelve months ended December 31, 2024 and 2023, adjustments were made to reported GAAP net income and diluted EPS to exclude the impact of acquisition and integration-related expenses (benefits), net, pension-related charges, environmental remediation costs of a discontinued operation, purchase accounting effects, and certain special tax items, where applicable. • Adjusted EBITDA and adjusted EBITDA margin - The Company uses adjusted EBITDA and the ratio of adjusted EBITDA to net sales ("adjusted EBITDA margin"), at both the consolidated and segment level, as additional measures which are representative of its underlying performance and to improve the comparability of results across reporting periods. We believe that investors use versions of these metrics in a similar manner. For these reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin, at both the consolidated and segment level, are meaningful metrics to investors in evaluating the Company’s underlying financial performance. • Consolidated adjusted EBITDA is a non-GAAP measure that represents the total of net income, interest expense, net, pension settlement charges, acquisition and integration-related expenses (benefits), net, purchase accounting effects, other expense, net, income tax expense, and depreciation and amortization expense, as applicable. Consolidated adjusted EBITDA margin is a non- GAAP measure that represents the total of net income, interest expense, net, pension settlement charges, acquisition and integration-related expenses (benefits), net, purchase accounting effects, other expense, net, income tax expense, and depreciation and amortization expense, as applicable, divided by net sales for the applicable period(s). • Segment adjusted EBITDA is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related expenses, net, purchase accounting effects, and depreciation and amortization expense, as applicable. Segment adjusted EBITDA margin is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related expenses, net, purchase accounting effects, and depreciation and amortization expense, as applicable, divided by segment net sales for the applicable period(s). Segment operating income includes all revenues, costs and expenses directly related to the segment involved. In determining segment operating income, neither corporate nor interest expenses are included. Segment depreciation and amortization expense relates to those assets, both tangible and intangible, that are utilized by the respective segment. Other companies may use different methods to calculate adjusted EBITDA and adjusted EBITDA margin. • Cash conversion is a non-GAAP measure that is computed by dividing net cash provided by operating activities by net income (represented as a percentage). The Company believes that cash conversion provides investors with a view of the Company’s ability to convert its earnings into cash. Other companies may use different methods to calculate cash conversion.

Consolidated Adjusted EBITDA 18 Consolidated $ millions, except % 2024 2023 2024 2023 Net income 50.0$ 46.4$ 216.3$ 157.4$ Add (less): Interest expense, net 3.1 4.3 12.5 19.7 Pension settlement charges 3.8 - 3.8 - Acquisition and integration-related expenses (benefits), net 0.5 (1.6) 2.8 0.4 Purchase accounting effects* 1.1 0.7 1.1 0.7 Other expense, net 0.3 0.3 1.2 1.8 Income tax expense 12.9 12.1 47.6 45.6 Depreciation and amortization 17.6 15.3 65.3 60.4 Consolidated adjusted EBITDA 89.3$ 77.5$ 350.6$ 286.0$ Net Sales 472.0$ 448.4$ 1,861.5$ 1,722.7$ Consolidated adjusted EBITDA margin 18.9% 17.3% 18.8% 16.6% Three Months Ended December 31, Twelve Months Ended December 31, * Excludes purchase accounting expense effects included within depreciation and amortization of $0.2 million and $0.2 million for the three and twelve months ended December 31, 2024, respectively

Segment Adjusted EBITDA 19 ESG $ mill ions, except % Q4 2024 Q4 2023 Operating Income 65.1$ 58.2$ Add: Acquisition and integration-related expenses 0.2 0.2 Purchase accounting effects* 1.1 0.7 Depreciation and amortization 16.5 14.2 Adjusted EBITDA 82.9$ 73.3$ Net Sales 396.1$ 373.1$ Adjusted EBITDA margin 20.9% 19.6% SSG $ mill ions, except % Q4 2024 Q4 2023 Operating Income 15.5$ 14.9$ Add: Depreciation and amortization 0.9 1.1 Adjusted EBITDA 16.4$ 16.0$ Net Sales 75.9$ 75.3$ Adjusted EBITDA margin 21.6% 21.2% * Excludes purchase accounting expense effects included within depreciation and amortization of $0.2 million and $0.2 million for the three and twelve months ended December 31, 2024, respectively

Cash Conversion 20 $ in millions, except % Net Cash Provided by Operating Activities - Year Ended December 31, 2024 (A) 231.3$ Net Income - Year Ended December 31, 2024 (B) 216.3$ Cash Conversion (A/B) 107%